Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC. ANNOUNCES QUARTERLY RESULTS
AND CHANGE IN FISCAL YEAR

Nampa, ID (January 27, 2012) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter ended December 31, 2011. The Company reported earnings of $1.4 million, or $0.09 per diluted share, for the three months ended December 31, 2011, compared to a loss of ($1.3 million), or ($0.08) per diluted share, for the same period a year ago. The Company’s return to profitability was attributable to a reduction in operating expenses, gains on the sales of securities and facilities, and continued improvement in covered asset quality, which resulted in higher yields on purchased loans and lower credit costs. During the quarter ended December 31, 2011, a negative provision for loan losses was recorded on covered loans purchased in the FDIC-assisted acquisitions. Nearly all of the negative provision was offset by a correlating impairment of the FDIC indemnification asset due to this reduction in estimated losses on covered loans, which is reported in other income on the statement of operations. A provision was not recorded on noncovered loans during the quarter ended December 31, 2011.

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “Community First Acquisition”).  Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The quarters ended December 31, 2011, and September 30, 2011 include significant transactions related to accounting for loans purchased in the LibertyBank Acquisition. The following table illustrates the significant accounting entries associated with the loan portfolio purchased in the LibertyBank Acquisition:

Table 1.	Three Months Ended
	December 31,		September 30,
(in thousands)	2011	2010	2011

Additional income accretion due to loan prepayments on pooled loans	$1,208	$--	$5,663
Accretion (Impairment) in FDIC indemnification asset on pooled loans	(4,522)	893	(6,937)
Provision for loan losses on pooled loans	398	--	(2,344)
FDIC indemnification recovery on provision for pooled covered loan losses reported in other income	314	--	1,870

The incremental accretion income due to repayments represents the amount of income recorded on the acquired loans above the contractual rate stated in the individual loan notes. The additional income stems from the discount established at the time these loan portfolios were acquired and the related impact of prepayments on purchased loans. The impairment in the FDIC indemnification asset recognizes the decreased amount that the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans and other real estate owned. The impairment in the FDIC indemnification asset reduces noninterest

Home Federal Bancorp, Inc.
January 27, 2012

income and results in a significant noninterest loss for the quarters ended December 31, 2011 and September 30, 2011.

The “FDIC indemnification recovery” represents the amount of the provision for loan losses expected to be recovered by the Bank from the FDIC. Loans purchased in the LibertyBank Acquisition were aggregated into pools. If an individual pool performs better than management’s original estimates, the Company may incur an increase in accretable yield on those pools, which is offset somewhat by impairment in the FDIC indemnification asset since loan losses are expected to be less than previously estimated. If the estimated cash flows in a loan pool are less than management previously estimated, an allowance for loan losses may be recorded through a provision, which is offset somewhat by the amount expected to be recovered from the FDIC under the loss sharing agreements. During the quarters ended December 31, 2011 and September 30, 2011, the Bank incurred impairments on certain loan pools purchased in the LibertyBank Acquisition that required a provision for loan losses, which was partially offset with an indemnification recovery. However, several loan pools are expected to perform with fewer losses than previously estimated, which resulted in impairment in the FDIC indemnification asset and may increase interest income on loans in the future due to higher accretable yield.

The Company also announced that the Board of Directors approved the change in the Company’s fiscal year to December 31, effective January 1, 2012. As a result, the Company will file a transition period quarterly report on  Form 10-Q with the Securities and Exchange Commission for the quarter ended December 31, 2011, and quarterly reports on Form 10-Q for the quarters ending March 31, June 30 and September 30, 2012. The Company’s next fiscal year end will be December 31, 2012, and the Company will file its next annual report on Form 10-K for that period. The quarter ended December 31, 2011, will not be included in the Company’s 2012 fiscal year, but will be separately reported from fiscal years 2011 and 2012. This change in fiscal year is being undertaken to align the financial reporting periods for the Company and the Bank with regulatory reporting periods now effective with the Company’s reorganization to a bank holding company and the Bank’s conversion to a commercial bank that occurred on May 31, 2011.

The following items summarize key activities of the Company during the quarter ended December 31, 2011:

•
The Company repurchased 390,131 shares of its common stock during the quarter at an average cost of $10.02 per share. Approximately 510,000 shares remain available for repurchase under the current repurchase program;

•
Net interest income before the provision for loan losses increased $6.0 million when compared to the quarter ended December 31, 2010, due to a higher yield on purchased loans and a declining cost of funds in the 2011 period;

•
The provision for loan losses, net of the FDIC indemnification impairment related to the negative provision, totaled $41,000 during the quarter ended December 31, 2011. No provision for loan losses on noncovered originated loans was recorded during the quarter. The net provision for other real estate owned totaled $482,000 and is reported in other noninterest expense;

•
As previously announced, the Bank closed four branches on December 30, 2011, and a fifth branch was closed on January 5, 2012. The Bank sold one of the branch buildings and fixtures in December 2011 and recorded a pre-tax gain of $264,000;

•
Noninterest income during the quarter ended December 31, 2011, includes impairment of the FDIC indemnification asset for covered loans of $4.7 million and a $515,000 offset (impairment) due to the negative provision for loan losses, both a result of a reduction in estimated future losses on covered loans;

•	Service charges and fees declined $439,000 from the quarter ended September 30, 2011 and $213,000 compared to the quarter ended December 31, 2010;
•	The Bank sold investment securities and recorded a pre-tax gain of $590,000 during the quarter ended December 31, 2011, compared to $607,000 in the quarter ended September 30, 2011;
•
Noninterest expense decreased by $2.5 million during the quarter ended December 31, 2011,  compared to the linked quarter as the quarter ended September 30, 2011, included a number of items related to the Company’s previously announced branch closures. Noninterest expense in the quarter ended December 31, 2011, was $2.8 million lower than the quarter ended December 31, 2010;

Home Federal Bancorp, Inc.
January 27, 2012

•	The provision for real estate owned totaled $482,000 during the quarter ended December 31, 2011, compared to $86,000 in the linked quarter and $675,000 in the year-ago quarter;
•
Total assets decreased $60.8 million during the quarter ended December 31, 2011, compared to September 30, 2011. Loans declined $18.3 million compared to September 30, 2011, and $123.5 million compared to December 31, 2010; and

•	Noncovered

Len E. Williams, the Company’s President and CEO, commented, “We are pleased to report a profitable quarter from operations. We’ve undertaken significant operations and franchise-building initiatives over the last 18 months and many difficult decisions were implemented. However, we’re beginning to see positive results from a stabilizing, scalable operating platform. While we still have more work to do to reduce our operating costs, we recognize that our noninterest expense during the December 31, 2011, quarter was $2.8 million lower than the year ago period. As we announced in September 2011, we completed the closure and consolidation of five branches during the December 2011 quarter and the first week of January 2012. We believe we will see continued reduction in operating expenses as we move into fiscal year 2012 as a result of these consolidation steps. Nonetheless, economic growth remains tepid in our key markets, which continues to inhibit loan demand. We are frustrated with further reduction in outstanding loan balances and although we are seeing some increase in our lending pipeline, we are currently unable to originate new loans at a level that keeps pace with the runoff of our legacy residential mortgage and leasing portfolios, which are loan products we no longer originate for investment.”

Results of Operations

Net interest income. Net interest margin decreased to 5.54% in during the quarter ended December 31, 2011, from 5.62% in the linked quarter, but increased substantially from 2.58% during the quarter ended December 31, 2010. The linked quarter decline is primarily due to higher accretable income on purchased loans that paid off early in the September 2011 quarter. Similarly the increase over the year-ago quarter was primarily the result of the increase in accretable yield during the quarter ended December 31, 2011, on purchased loans. Similarly, the Company’s yield on earning assets decreased to 6.02% in the current quarter from 6.30% in the linked quarter, but was up from 3.49% during the quarter ended December 31, 2010, primarily due to the increase in accretable yield on purchased loans.

Managed runoff in certificates of deposits combined with lower average interest-bearing core deposits resulted in a reduced cost of funds compared to prior periods. Additionally, the Bank paid off all outstanding borrowings with the Federal Home Loan Bank (“FHLB”) in September 2011, which reduced interest expense on borrowings during the quarter ended December 31, 2011. The cost of funds for the quarter ended December 31, 2011 was 0.62% compared to 0.85% in the quarter ended September 30, 2011, and 0.91% for the quarter ended December 31, 2010.

Provision for loan losses. A negative provision for loan losses of $474,000 was recorded during the quarter ended December 31, 2011, compared to a provision of $2.6 million for the quarter ended September 30, 2011, and $3.0 million for the year-ago period. The gross negative provision related to covered loans purchased in the Community First  Acquisition totaled ($872,000) and related to a reduction in the estimated losses on covered loans that have had partial charge-downs due to observed credit impairment. A gross provision for loan losses on certain pools of loans purchased in the LibertyBank Acquisition totaled $398,000 during the quarter ended December 31, 2011. Net of amounts recorded in noninterest income as FDIC indemnification recovery, the impact of the provision for loan losses reduced income before taxes by $41,000 during the quarter ended December 31, 2011.

Home Federal Bancorp, Inc.
January 27, 2012

The following table details the impact of the provision for loan losses and the FDIC indemnification recovery on income before taxes:

Table 2.	Three Months Ended
(in thousands)	December 31, 2011	September 30, 2011	December 31, 2010

Provision for loan losses on:
Noncovered originated loans	$--	$22	$900
Covered loans – Community First Acquisition	(872)	220	2,100
Covered loans – LibertyBank Acquisition	398	2,343	--
Total gross provision for loan losses	(474)	2,585	3,000

Less: FDIC indemnification recovery reported in noninterest income:
Noncovered originated loans	--	--	--
Covered loans – Community First Acquisition	(829)	209	1,996
Covered loans – LibertyBank Acquisition	314	1,870	--
Total FDIC indemnification recovery	(515)	2,079	1,996

Net decrease (increase) to income before taxes
Noncovered originated loans	--	22	900
Covered loans – Community First Acquisition	(43)	11	104
Covered loans – LibertyBank Acquisition	84	473	--
Net decrease in income before income taxes	$41	$506	$1,004

Noninterest income. Noninterest income for the quarters ended December 31, 2011, and September 30, 2011, is reported as loss due to the impairment of the FDIC indemnification asset in each quarter and due to restructuring costs in the quarter ended September 30, 2011. The impairment on the FDIC indemnification asset totaled $4.7 million and $6.9 million during the quarters ended December 31, 2011 and September 30, 2011, respectively. The FDIC indemnification recovery, which reflects the amount of the provision for loan losses the Company expects to recover from the FDIC, is reported in Table 2 above. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

Table 3.	Three Months Ended
(in thousands)	December 31, 2011	September 30, 2011	December 31, 2010

Total noninterest income, as reported	$(1,631)	$(3,059)	$6,303
Less: FDIC indemnification recovery	(515)	2,079	1,996
Impairment (accretion) of FDIC indemnification asset	(4,667)	(6,915)	922
Total noninterest income, excluding FDIC indemnification items	$3,551	$1,777	$3,385

Noninterest income for the quarter ended September 30, 2011, includes $2.0 million of prepayment penalties on FHLB borrowings due to the early retirement of borrowings with the FHLB.

Service charges and fee income decreased $439,000 to $2.2 million for the quarter ended December 30, 2011, compared to the quarter ended September 30, 2011, and by $213,000 compared to the same period a year ago. The primary decline from the linked quarter was due to declines in revenue from merchant cards and investment services caused by a one-time revenue reward from the Bank’s new merchant card carrier and seasonal revenue increases in the Bank’s investment services team recorded in the September 30, 2011, quarter. Interchange income and overdraft fees declined $88,000 and $78,000, respectively, in the current quarter compared to the linked quarter due to

Home Federal Bancorp, Inc.
January 27, 2012

seasonality. Compared to the year-ago quarter, overdraft fees were $187,000 lower in the quarter ended December 31, 2011.

Noninterest income also includes pre-tax gains on sales of securities of $590,000 and $607,000 during the quarters ended December 31, 2011 and September 30, 2011, respectively. The Bank purchased $25 million of long-term U.S. Treasury bonds in October 2011 and management decided to sell those bonds in mid-December 2011 due to the strong rally in the bond market. The sale of mortgage-backed securities during the quarter ended September 30, 2011, was undertaken in order to mitigate the risk of negative yields due to significant unamortized premiums and higher prepayments speeds through mortgage refinancing.

Additionally, the Bank sold one of the branch facilities that was closed in December 2011 and recorded a pre-tax gain of $264,000 during the quarter. The gain on sale of other real estate owned was $168,000 and $127,000 during the quarters ended December 31, 2011 and 2010, respectively.

Noninterest expense. Noninterest expense for the quarter ended December 31, 2011, decreased $2.5 million compared to the quarter ended September 30, 2011, primarily due to a $1.2 million impairment of branch facilities and personnel severance accruals of approximately $225,000 related to previously-announced branch closures recorded in the September 2011 quarter. Noninterest expense was $2.8 million lower during the quarter ended December 31, 2011, compared to December 31, 2010, due to a significant reduction in personnel and integration costs as a result of the consolidation of operating systems of the acquired banking operations that was completed in the second half of  fiscal year 2011.

Compensation expense decreased $1.2 million during the quarter ended December 31, 2011, compared to the year ago quarter  due to branch closings and the consolidation of operations that occurred during fiscal year 2011. The September 30, 2011, quarter also included approximately $212,000 related to incentive plan accruals. As previously announced, the Bank merged its employee stock ownership (“ESOP”) and 401(k) plans into a single plan (“KSOP”) and refinanced the loans associated with the ESOP, which will lower the allocation of ESOP shares in the future. Compensation expense related to this plan was $133,000 during the quarter ended December 31, 2011, compared to $364,000 in the linked quarter and $398,000 in the year ago quarter. Expense related to the KSOP is recorded based on the fair value of the Company’s share price and, therefore, is subject to fluctuation in future periods. Management believes compensation expense will continue to decline in the quarter ended March 31, 2012, due to the reduction in personnel as a result of the branch closings discussed previously.

Insurance and taxes increased $205,000 during the quarter ended December 31, 2011, compared to the linked quarter due to property taxes on personal property and other real estate owned. Other expenses declined $1.3 million from the linked quarter due primarily to the $1.2 million impairment charge on closed branch facilities, reported in the linked quarter. The provision for noncovered real estate owned totaled $482,000 during the quarter ended December 31, 2011, which represents a $396,000 increase from the provision recorded during the linked quarter.

Balance Sheet

Total assets decreased $60.8 million to $1.1 billion at December 31, 2011, compared to September 30, 2011, and $264.2 million since December 31, 2010, due to declines in deposits and borrowings, which were funded by declines in loans and cash and by indemnification payments from the FDIC on covered asset losses.

Cash and Investments. Cash and amounts due from depository institutions at December 31, 2011 decreased by $46.4 million from September 30, 2011, as the Company utilized excess cash to fund maturities of certificates of deposit and declines in core deposits. Investments increased $19.0 million during the quarter to $399.9 million at
December 31, 2011.

Loans and leases. Net loans held for investment declined by $18.3 million during the quarter ended December 31, 2011. During the quarter we experienced net recoveries of loan charge-offs of $281,000, comprised of $723,000 in net recoveries on noncovered organic loans, which were partially offset by net charge-offs on covered loans of $442,000.   Commercial construction and land development loans and one-to-four family loans declined by

Home Federal Bancorp, Inc.
January 27, 2012

$10.5 million and $8.3 million, respectively, during the quarter. Loans and leases in the Company’s leasing subsidiary declined by $4.6 million during the quarter as the Company is no longer originating loans and leases for that portfolio.

Asset Quality. The allowance for loan and lease losses was $14.2 million at December 31, 2011, compared to $14.4 million at September 30, 2011. The allowance for loan and lease losses allocated to loans covered under the loss share agreements with the FDIC totaled $4.2 million, or 3.02% of covered loans, at December 31, 2011, and the allowance for loan losses allocated to the noncovered loan portfolio was $9.9 million, or 3.06% of noncovered loans at that date. The FDIC indemnification receivable declined $10.2 million to $23.7 million at December 31, 2011, as payments were received from the FDIC during the quarter for claims submitted earlier in fiscal year 2011 and due to the reduction in loan losses on covered loans during recent quarters compared to earlier estimates, which resulted in the impairment noted above.

Loans delinquent 30 to 89 days and still accruing totaled $2.1 million at December 31, 2011, compared to $1.3 million at September 30, 2011, including $311,000 and $664,000, respectively, of covered loans in the Community First Bank loan portfolio. Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $46.0 million at December 31, 2011, compared to $48.0 million at September 30, 2011. The following table summarizes nonperforming loans and other real estate owned at December 31, and September 30, 2011:

	December 31, 2011			September 30, 2011			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$2,007	$1,547	$3,554	$2,351	$1,248	$3,599	$(344)	$299
Commercial and multifamily real estate	7,306	7,601	14,907	8,320	5,887	14,207	(1,014)	1,714
One- to four-family residential	753	5,446	6,199	648	4,906	5,554	105	540
Other	374	1,100	1,474	298	904	1,202	76	196
Total nonperforming loans	10,440	15,694	26,134	11,617	12,945	24,562	(1,177)	2,749

Real estate owned and other repossessed assets	13,427	6,400	19,827	16,163	7,275	23,438	(2,736)	(875)

Total	$23,867	$22,094	$45,961	$27,780	$20,220	$48,000	$(3,913)	$1,874

Deposits. Deposits decreased $53.4 million to $906.1 million during the quarter ended December 31, 2011. Balances in certificates of deposit declined during the quarter by $37.8 million to $272.5 million while core deposits declined $15.6 million between December 31, 2011, and September 30, 2011. Core deposits (defined as checking, savings and money market accounts) comprised 69.9% of total deposits at December 31, 2011, and have increased $20.1 million since December 31, 2010, while certificates of deposit have declined $219.6 million during that period.

Equity. Stockholders’ equity decreased $3.4 million during the quarter to $191.3 million at December 31, 2011, primarily due to the repurchase of 390,131 shares of common stock for a total cost of $3.9 million, partially offset by net income from operations of $1.4 million.  Additionally, the Company paid dividends of $819,000 during the quarter.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 28 full-service banking offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Home Federal Bancorp, Inc.
January 27, 2012

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
January 27, 2012

CONSOLIDATED BALANCE SHEETS	December 31	September 30	December 31
(In thousands, except share data) (Unaudited)	2011	2011	2010

ASSETS
Cash and equivalents	$144,293	$190,734	$212,246
Investments available-for-sale, at fair value	399,877	380,847	426,192
FHLB stock, at cost	17,717	17,717	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $14,171 and $14,365 and $15,409	449,908	468,213	573,400
Loans held for sale	--	2,088	3,263
Accrued interest receivable	2,857	2,800	2,905
Property and equipment, net	31,522	32,743	28,209
Bank owned life insurance	15,450	12,848	12,542
Real estate owned and other repossessed assets	19,827	23,438	25,147
FDIC indemnification receivable, net	23,676	33,863	69,546
Core deposit intangible	3,086	3,246	3,776
Other assets	8,221	8,691	5,711
TOTAL ASSETS	$1,116,434	$1,177,228	$1,380,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$127,553	$141,040	$134,652
Interest-bearing demand	249,215	251,347	231,590
Money market	178,377	177,183	172,657
Savings	78,492	79,640	74,681
Certificates	272,462	310,299	492,032
Total deposit accounts	906,099	959,509	1,105,612

Advances by borrowers for taxes and insurance	358	1,333	539
Accrued interest payable	219	249	578
Deferred compensation	5,871	5,797	5,656
FHLB advances and other borrowings	4,913	4,892	60,368
Other liabilities	7,704	10,794	6,403
Total liabilities	925,164	982,574	1,179,156

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	157	161	167
Dec. 31, 2011 - 17,512,197 issued; 15,664,706 outstanding
Sep. 30, 2011 - 17,512,197 issued; 16,057,434 outstanding
Dec. 31, 2010 - 17,478,171 issued; 16,710,025 outstanding
Additional paid-in capital	143,280	147,057	153,139
Retained earnings	49,443	48,886	54,741
Unearned shares issued to employee stock ownership plan	(7,581)	(7,615)	(8,396)
Accumulated other comprehensive income	5,971	6,165	1,847
Total stockholders’ equity	191,270	194,654	201,498
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,116,434	$1,177,228	$1,380,654

Home Federal Bancorp, Inc.
January 27, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended December 31,
	2011	2010
Interest and dividend income:
Loans and leases	$13,375	$9,347
Investment securities	2,091	1,684
Other interest and dividends	101	213
Total interest and dividend income	15,567	11,244
Interest expense:
Deposits	1,212	2,266
FHLB advances and other borrowings	21	664
Total interest expense	1,233	2,930
Net interest income	14,334	8,314

Provision for loan losses	(474)	3,000
Net interest income after provision for loan losses	14,808	5,314

Noninterest income:
Service charges and fees	2,246	2,459
FDIC indemnification recovery	(515)	1,996
Accretion (impairment) of FDIC indemnification asset	(4,667)	922
Other	1,305	926
Total noninterest income	(1,631)	6,303

Noninterest expense:
Compensation and benefits	5,866	7,094
Occupancy and equipment	1,476	1,845
Data processing	1,023	1,177
Advertising	145	213
Postage and supplies	287	254
Professional services	535	718
Insurance and taxes	707	1,049
Amortization of intangibles	160	195
Provision for REO	482	675
Other	335	599
Total noninterest expense	11,016	13,819
Income (loss) before income taxes	2,161	(2,202)

Income tax provision (benefit)	785	(871)
Net income (loss)	$1,376	$(1,331)

Earnings (loss) per common share:
Basic	$0.09	$(0.08)
Diluted	0.09	(0.08)

Weighted average number of shares outstanding:
Basic	14,991,807	15,663,436
Diluted	14,991,807	15,663,436

Dividends declared per share:	$0.055	$0.055

Home Federal Bancorp, Inc.
January 27, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	December 31, 2011	September 30, 2011		June 30, 2011		March 31, 2011		December 31, 2010
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.48%	(0.65	) %	(0.02	) %	(0.36	) %	(0.37	) %
Return on average equity (1)	2.85	(4.08)		(0.16)		(2.40)		(2.59)
Net interest margin (1)	5.54	5.62		3.23		2.82		2.58
Efficiency ratio (2)	86.72	127.52		82.27		116.52		109.49

PER SHARE DATA
Diluted earnings (loss) per share	$0.09	$(0.13)		$(0.01)		$(0.08)		$(0.08)
Tangible book value per outstanding share	12.01	11.92		11.95		11.75		11.83
Cash dividends declared per share	0.055	0.055		0.055		0.055		0.055
Average number of diluted shares outstanding (3)	14,991,807	15,199,958		15,536,539		15,648,721		15,663,436

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$9,948	$9,225		$9,458		$10,967		$11,964
Nonperforming loans	15,694	12,945		14,278		18,082		18,491
Nonperforming assets	22,094	20,220		20,843		23,510		27,887
Provision for loan losses	--	22		200		--		900
Allowance for loan losses to gross loans	3.06%	2.81%		2.84%		3.20%		3.40%
Nonperforming loans to gross loans	4.83	3.95		4.28		5.26		5.25
Nonperforming assets to total assets	2.29	2.05		1.93		2.11		2.47

TOTAL COVERED ASSETS (5)	$153,398	$170,263		$190,406		$221,153		$252,250

FINANCIAL CONDITION DATA
Average interest-earning assets	$1,034,420	$1,121,202		$1,163,707		$1,209,398		$1,289,717
Average interest-bearing liabilities	798,552	893,112		964,582		1,007,914		1,075,814
Net average earning assets	235,868	228,090		199,125		201,484		213,903
Average interest-earning assets to average interest-bearing liabilities	129.54%	125.54%		120.64%		119.99%		119.88%
Stockholders’ equity to total assets	17.13	16.53		15.46		14.86		14.59

STATEMENT OF OPERATIONS DATA
Interest income	$15,567	$17,647		$11,392		$10,785		$11,244
Interest expense	1,233	1,889		1,999		2,250		2,930
Net interest income	14,334	15,758		9,393		8,535		8,314

Provision for loan losses(6)	(474)	2,585		2,811		3,000		3,000
Noninterest income	(1,631)	(3,059)		5,707		6,094		6,303
Noninterest expense	11,016	13,544		12,423		13,723		13,819
Net income (loss) before taxes	2,161	(3,430)		(134)		(2,094)		(2,202)
Income tax provision (benefit)	785	(1,413)		(56)		(892)		(871)
Net income (loss)	$1,376	$(2,017)		$(78)		$(1,202)		$(1,331)

(1)	Amounts are annualized.
(2)
Noninterest expense divided by total revenue, defined as net interest income plus noninterest income, excluding bargain purchase gains and FDIC indemnification recoveries on provisions for losses on covered loans.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(5)	Loans and other real estate owned covered by loss share agreements with the FDIC.
(6)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest expense as “FDIC indemnification recovery.”